UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): April 23, 2021

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note:

As previously disclosed, Diamond Offshore Drilling, Inc. (“Diamond” or the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and filed the Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates on January 22, 2021 with the Bankruptcy Court, which was subsequently amended on February 24, 2021 and February 26, 2021 (the “Plan”). On March 23, 2021, the Debtors filed the Plan Supplement for Second Amended Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates, Docket No. 1157, with the Bankruptcy Court, which was subsequently amended on April 6, 2021 and April 22, 2021 (the “Plan Supplement”).

On April 8, 2021, the Bankruptcy Court entered an order, Docket No. 1231, confirming the Plan (the “Confirmation Order”). The Plan, as confirmed, is attached to the Confirmation Order as Exhibit 1. The Plan and Confirmation Order were previously filed as Exhibits 2.1 and 99.1 to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 14, 2021, and are hereby incorporated by reference as Exhibits 2.1 and 99.1 to this Current Report on Form 8-K (this “Current Report”).

On April 23, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from chapter 11 reorganization. On the Effective Date, in connection with the effectiveness of, and pursuant to the terms of, the Plan and the Confirmation Order, the Company’s common stock outstanding immediately before the Effective Date was canceled and is of no further force or effect, and the new organizational documents of the Reorganized Company (as defined below) became effective, authorizing the issuance of shares of common stock representing 100% of the equity interests in the Reorganized Company (the “New Diamond Common Shares”). Pursuant to the Warrant Agreement (as defined below), the Emergence Warrants (as defined below) were issued by the Company to holders of existing shares of common stock in the amounts, and on the terms, set forth in the Plan and the Plan Supplement. Thus, the Company, as reorganized on the Effective Date in accordance with the Plan (the “Reorganized Company”), issued the New Diamond Common Shares, the Emergence Warrants, and the First Lien Notes (as defined below) (collectively, the “New Capital”). The New Capital issued pursuant to the Plan, including the New Capital issued upon the exercise of the Subscription Rights (as defined in the Backstop Agreement (as defined below)) in connection with the Rights Offerings (as defined below), all New Capital issued to the Financing Parties (as defined below) in respect of their commitments under the Backstop Agreement, including the Commitment Premium First Lien Notes (as defined below), and all New Capital issued in connection with the Private Placements (as defined below) will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by section 1145 of the Bankruptcy Code and, to the extent such exemption is unavailable, will be issued in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption.

Information regarding the assets and liabilities of the Company as of the most recent practicable date is hereby incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 10, 2021.

Item 1.01 - Entry into a Material Definitive Agreement

Senior Secured Term Loan Credit Facility

On the Effective Date, pursuant to the terms of the Plan, the Company and Diamond Foreign Asset Company (“DFAC” or the “Borrower”), a Cayman Islands exempted company limited by shares, entered into a senior secured term loan credit agreement (the “Term Loan Credit Agreement”), by and among DFAC, as borrower, Diamond, as parent, the lenders party thereto from time to time, the issuing lenders party thereto from time to time, and Wells Fargo Bank National Association, as administrative agent and collateral agent (in such capacities, as applicable, the “Term Loan Agent”). The Term Loan Credit Agreement provides for a $100 million senior secured term loan credit facility (the “Term Loan Credit Facility”). The Term Loan Credit Facility is scheduled to mature on April 22, 2027.

All obligations of the Borrower under the Term Loan Credit Agreement are unconditionally guaranteed, on a joint and several basis, by the Borrower and certain of its direct and indirect subsidiaries (collectively with the Borrower, the “Credit Parties” and each, a “Credit Party”). All such obligations, including the guarantees of the Term Loan Credit Facility, are secured by senior priority liens on substantially all assets of, and the equity interests in, each

Credit Party, including all of the rigs owned by the Company as of the Effective Date or acquired thereafter and certain assets related thereto, in each case, subject to certain exceptions and limitations described in the Term Loan Credit Agreement.

The loans outstanding under the Term Loan Credit Agreement (the “Loans”) bear interest at a rate per annum equal to the applicable margin plus, at the Borrower’s option, either: (i) the reserve-adjusted London Inter-bank Offered Rate (“LIBOR Rate”) or (ii) a base rate, subject to a floor of 2.00%, determined as the greatest of (x) the prime loan rate as published in The Wall Street Journal, (y) the federal funds effective rate plus 1⁄2 of 1.00%, and (z) the reserve-adjusted one-month LIBOR Rate plus 1.00%. The margin applicable to Loans bearing interest based on the LIBOR Rate is, at the Borrower’s option, one of the following: (i) 6.00%, paid in cash; (ii) 4.00% paid in cash plus an additional 4.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans; or (iii) 10.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans. The margin applicable to Loans bearing interest based on the base rate is, at the Borrower’s option, one of the following: (i) 5.00%, paid in cash; (ii) 3.50% paid in cash plus an additional 3.50% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans; or (iii) 9.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans. The LIBOR Rate is subject to a floor of 1.00% and the base rate is subject to a floor of 2.00%. The Borrower is required to pay interest on overdue principal at the rate equal to 2.00% per annum in excess of the applicable interest rate under the Term Loan Credit Facility to the extent lawful. The Borrower is required to pay interest on overdue installments of interest, if any, without regard to any applicable grace period, at 2.00% in excess of the interest rate applicable to base rate loans to the extent lawful.

Outstanding loans under the Term Loan Credit Agreement are subject to a collateral agency and intercreditor agreement by and among the Term Loan Agent, the Authorized Representative for the First Out RCF Secured Parties and the Authorized Representative for the Last Out Notes Secured Parties (in each case, as defined therein) (the “Intercreditor Agreement”). The Intercreditor Agreement provides that the obligations under the Term Loan Credit Agreement, the First Lien Notes and the Last Out Incremental Debt (as defined in the Intercreditor Agreement) rank pari passu with each other in right of payment and enforcement, but junior to the obligations under the Revolving Credit Facility (as defined below) in right of payment and enforcement. The Intercreditor Agreement also provides that the liens securing the obligations under the Revolving Credit Agreement (as defined below), the Term Loan Credit Agreement, the First Lien Notes and the Last Out Incremental Debt rank pari passu with each other.

Borrowings under the Term Loan Credit Agreement may be used to refinance prepetition debt.

Subject to the terms of the Intercreditor Agreement and the Revolving Credit Agreement, mandatory prepayments and, under certain circumstances, commitment reductions are required under the Term Loan Credit Facility (i) in connection with certain qualified asset dispositions with net cash proceeds in excess of $10 million in any fiscal year (subject to certain options to reinvest or reduce certain other debt commitments ahead of such prepayment) and (ii) ratably according to the relative outstanding principal of last-out indebtedness loans, notes or incremental debt if any if such other indebtedness is voluntarily prepaid. The loans under the Term Loan Credit Agreement may be voluntarily prepaid, and the commitments thereunder voluntarily terminated or reduced, by the Borrower at any time without premium or penalty, other than customary breakage costs.

The Term Loan Credit Agreement contains negative covenants that limit, among other things, the Borrower’s ability and the ability of its restricted subsidiaries to: (i) incur, assume or guarantee additional indebtedness; (ii) create, incur or assume liens; (iii) make investments; (iv) merge or consolidate with or into any other person or undergo certain other fundamental changes; (v) transfer or sell assets; (vi) pay dividends or distributions on capital stock or redeem or repurchase capital stock; (vii) enter into transactions with certain affiliates; (viii) repay, redeem or amend certain indebtedness; (ix) sell stock of its subsidiaries; or (x) enter into certain burdensome agreements. These negative covenants are subject to a number of important limitations and exceptions.

Additionally, the Term Loan Credit Agreement contains other covenants, representations and warranties and events of default that are customary for a financing of this type. Events of default include, among other things, nonpayment of principal or interest, breach of covenants, breach of representations and warranties, failure to pay final judgments in excess of a specified threshold, failure of a guarantee to remain in effect, failure of a security document to create an effective security interest in collateral, bankruptcy and insolvency events, any material default under certain material contracts and agreements, cross-default to other material indebtedness, and a change of control. The occurrence of any event of default under the Term Loan Credit Agreement would permit all obligations under the Term Loan Credit Facility to be declared due and payable immediately and all commitments thereunder to be terminated.

The foregoing description of the Term Loan Credit Agreement is qualified in its entirety by the full text of the Term Loan Credit Agreement, which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Senior Secured Revolving Credit Facility

On the Effective Date, pursuant to the terms of the Plan, the Company and DFAC entered into a senior secured revolving credit agreement (the “Revolving Credit Agreement”), by and among DFAC, as borrower, Diamond, as parent, the lenders party thereto from time to time, the issuing lenders party thereto from time to time, and Wells Fargo Bank National Association, as administrative agent, collateral agent and issuing lender. The Revolving Credit Agreement provides for a $400 million senior secured revolving credit facility (with a $100 million sublimit for the issuance of letters of credit thereunder) (the “Revolving Credit Facility”). The Revolving Credit Facility is scheduled to mature on April 22, 2026.

All obligations of the Borrower under the Revolving Credit Agreement, certain cash management obligations and certain swap obligations are unconditionally guaranteed, on a joint and several basis, by the Borrower and certain of its direct and indirect subsidiaries. All such obligations, including the guarantees of the Revolving Credit Facility, are secured by senior priority liens on substantially all assets of, and the equity interests in, each Credit Party, including all of the rigs owned by the Company as of the Effective Date or acquired thereafter and certain assets related thereto, in each case, subject to certain exceptions and limitations described in the Revolving Credit Agreement.

The loans outstanding under the Revolving Credit Facility bear interest at a rate per annum equal to the applicable margin plus, at the Borrower’s option, either: (i) the reserve-adjusted LIBOR Rate or (ii) a base rate, subject to a floor of 2.00%, determined as the greatest of (x) the prime loan rate as published in the Wall Street Journal, (y) the federal funds effective rate plus 1⁄2 of 1.00%, and (z) the reserve-adjusted one-month LIBOR Rate plus 1.00%. The applicable margin is initially 4.25% per annum for LIBOR Rate loans and 3.25% per annum for base rate loans. The Borrower is required to pay interest on overdue principal at the rate equal to 2.00% per annum in excess of the applicable interest rate under the Revolving Credit Facility to the extent lawful. The Borrower is required to pay interest on overdue installments of interest, if any, without regard to any applicable grace period, at 2.00% in excess of the interest rate applicable to base rate loans to the extent lawful.

The Borrower is required to pay a quarterly commitment fee to each lender under the Revolving Credit Agreement, which accrues at a rate per annum equal to 0.50% on the average daily unused portion of such lender’s commitments under the Revolving Credit Facility. The Borrower is also required to pay customary letter of credit and fronting fees.

Borrowings under the Revolving Credit Agreement may be used to finance capital expenditures, pay fees, commissions and expenses in connection with the loan transactions and consummation of the Plan, and for working capital and other general corporate purposes. Availability of borrowings under the Revolving Credit Agreement is subject to the satisfaction of certain conditions, including restrictions on borrowings if, after giving effect to any such borrowings and the application of the proceeds thereof, (i) the aggregate amount of Available Cash (as defined in the Revolving Credit Agreement) would exceed $125 million or (ii) the RCF Collateral Coverage Ratio (as defined below) would be less than 2.00 to 1.00 and the aggregate principal amount outstanding under the Revolving Credit Facility would exceed $400 million and/or the Total Collateral Coverage Ratio (as defined below) would be less than 1.30 to 1.00.

On the Effective Date, the Borrower incurred loans under the Revolving Credit Agreement in an aggregate amount of $113,477,953.58, of which $100,000,000 was deemed incurred in exchange for certain obligations of Diamond under its prepetition revolving credit facility, $3,477,953.58 was deemed incurred in satisfaction of certain upfront fees payable to the lenders under the Revolving Credit Agreement (“PIK Loans”), and $10,000,000 was elected by the Borrower to be funded in cash. The PIK Loans do not reduce the amount of available commitments under the Revolving Credit Agreement, and if repaid or prepaid may not be reborrowed. Mandatory prepayments and, under certain circumstances, commitment reductions are required under the Revolving Credit Facility in connection with certain specified asset dispositions (subject to reinvestment rights if no event of default exists). Available Cash in excess of $125 million is also required to be applied periodically to prepay loans (without a commitment reduction). The loans under the Revolving Credit Facility may be voluntarily prepaid and the commitments thereunder voluntarily terminated or reduced by the Borrower at any time without premium or penalty, other than customary breakage costs. The Revolving Credit Agreement obligates the Borrower and its restricted subsidiaries to comply with the following financial maintenance covenants:

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as of the last day of each fiscal quarter, beginning with the first full fiscal quarter ending after the Effective Date, the ratio of (a) the Collateral Rig Value (as defined in the Revolving Credit Agreement) as of such date, to (b) the aggregate outstanding principal amount of all Loans and L/C Obligations (as defined in the Revolving Credit Agreement) thereunder as of such date (the “RCF Collateral Coverage Ratio”) is not permitted to be less than 2.00 to 1.00; and

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as of the last day of each fiscal quarter, beginning with the first full fiscal quarter ending after the Effective Date, the ratio of (a) the Collateral Rig Value as of such date, to (b) the sum of (1) the aggregate outstanding principal amount of all Loans and L/C Obligations thereunder as of such date, plus (2) the aggregate outstanding principal amount of the Term Loan Credit Facility as of such date, plus (3) the aggregate outstanding principal amount of the First Lien Notes as of such date, plus (4) the aggregate outstanding principal amount of the Last Out Incremental Debt as of such date (the “Total Collateral Coverage Ratio”) as of the last day of any such fiscal quarter is not permitted to be less than 1.30 to 1.00.

The Revolving Credit Agreement contains negative covenants that limit, among other things, the Borrower’s ability and the ability of its restricted subsidiaries to: (i) incur, assume or guarantee additional indebtedness; (ii) create, incur or assume liens; (iii) make investments; (iv) merge or consolidate with or into any other person or undergo certain other fundamental changes; (v) transfer or sell assets; (vi) pay dividends or distributions on capital stock or redeem or repurchase capital stock; (vii) enter into transactions with certain affiliates; (viii) repay, redeem or amend certain indebtedness; (ix) sell stock of its subsidiaries; or (x) enter into certain burdensome agreements. These negative covenants are subject to a number of important limitations and exceptions.

Additionally, the Revolving Credit Agreement contains other covenants, representations and warranties and events of default that are customary for a financing of this type. Events of default include, among other things, nonpayment of principal or interest, breach of covenants, breach of representations and warranties, failure to pay final judgments in excess of a specified threshold, failure of a guarantee to remain in effect, failure of a security document to create an effective security interest in collateral, bankruptcy and insolvency events, cross-default to other material indebtedness, and a change of control. The occurrence of any event of default under the Revolving Credit Agreement would permit all obligations under the Revolving Credit Facility to be declared due and payable immediately and all commitments thereunder to be terminated.

The foregoing description of the Revolving Credit Agreement is qualified in its entirety by the full text of the Revolving Credit Agreement, which is attached as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

First Lien Notes Indenture

As previously reported, on January 22, 2021, the Debtors entered into a backstop and private placement agreement (as amended, supplemented or modified from time to time, together with all exhibits and schedules thereto, the “Backstop Agreement”) with the financing parties thereto (collectively, the “Financing Parties”). On the Effective Date, pursuant to the Backstop Agreement and in accordance with the Plan, the Company (i) consummated the primary rights offering (the “Primary Rights Offering”) of the Issuers’ (as defined below) 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027 (the “First Lien Notes”) and associated New Diamond Common Shares at an aggregate subscription price of $46,875,000, (ii) closed the delayed draw rights offering (the “Delayed Draw Rights Offering” and, together with the Primary Rights Offering, the “Rights Offerings”) of the

Issuers’ First Lien Notes and associated New Diamond Common Shares at an aggregate subscription price of $21,875,000, which was committed to but remains unfunded as of the Effective Date, (iii) consummated the primary private placement (the “Primary Private Placement”) of the Issuers’ First Lien Notes and associated New Diamond Common Shares in an aggregate amount of $28,125,000, (iv) closed the delayed draw private placement (the “Delayed Draw Private Placement” and, together with the Primary Private Placement, the “Private Placements”) of the Issuers’ First Lien Notes and associated New Diamond Common Shares in an aggregate amount of $17,800,000, which was committed to but remains unfunded as of the Effective Date, and (v) paid as consideration to the Financing Parties a commitment premium in the form of additional First Lien Notes in a principal amount of $10,320,750, equal to 9.00% of the aggregate amount of First Lien Notes (the “Commitment Premium First Lien Notes”).

The First Lien Notes were issued pursuant to that certain indenture, dated as of the Effective Date (the “First Lien Notes Indenture”), by and among DFAC, Diamond Finance, LLC (the “U.S. Issuer” and, together with DFAC, the “Issuers”), the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

The First Lien Notes are jointly and severally irrevocably and unconditionally guaranteed on a senior secured basis by the Company, the Issuers and the certain subsidiaries of the Company that are Credit Parties under the Term Loan Credit Agreement and the Revolving Credit Agreement. The First Lien Notes and such guarantees are secured by senior priority liens on the assets subject to liens securing the Term Loan Credit Facility and the Revolving Credit Facility, including the equity interests of the Company and each guarantor of the First Lien Notes, all of the rigs owned by the Company as of the Effective Date or acquired thereafter, certain assets related thereto, and substantially all other assets of the Company and such guarantors, in each case, subject to certain exceptions and limitations. The outstanding First Lien Notes are subject to the Intercreditor Agreement, which provides that the payment obligations under the Term Loan Credit Agreement, the First Lien Notes and the Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the Revolving Credit Facility. The following is a brief description of the material provisions of the First Lien Notes Indenture and the First Lien Notes.

On the Effective Date, the Issuers issued an aggregate principal amount of $85,320,750 of First Lien Notes. The First Lien Notes are scheduled to mature on April 22, 2027. Interest on the First Lien Notes accrues, at the Issuers’ option, at a rate of: (i) 9.00% per annum, payable in cash; (ii) 11.00% per annum, with 50% of such interest to be payable in cash and 50% of such interest to be payable by issuing additional First Lien Notes (“PIK Notes”); or (iii) 13.00% per annum, with the entirety of such interest to be payable by issuing PIK Notes. The Issuers shall pay interest semi-annually in arrears on April 30 and October 31 of each year, commencing October 31, 2021, except that in 2026, interest will be paid on April 22 instead of April 30. Interest on the First Lien Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Effective Date. Interest is computed on the basis of a 360-day year of twelve 30-day months. The Issuers are required to pay interest on overdue installments of interest or premium, if any, without regard to any applicable grace period, at the rate equal to the then applicable interest rate on the First Lien Notes to the extent lawful.

Before October 23, 2021, the Issuers may redeem all of the First Lien Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The Issuers may also redeem the First Lien Notes, in whole or in part, at any time and from time to time on or after October 23, 2021 and prior to April 22, 2023 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. The Issuers may also redeem the First Lien Notes, in whole or in part, at any time and from time to time on or after April 22, 2023 at fixed redemption prices (expressed as percentages of the principal amount) plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Notwithstanding the foregoing, if a Change of Control (as defined in the First Lien Notes Indenture) occurs, then, within 30 days of such Change of Control, the Issuers must offer to purchase all remaining outstanding First Lien Notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

The First Lien Notes Indenture contains covenants that limit, among other things, the ability of the Company and certain of its subsidiaries to: (i) incur, assume or guarantee additional indebtedness; (ii) pay dividends or distributions on capital stock or redeem or repurchase capital stock; (iii) make investments; (iv) repay or redeem junior debt; (v) sell stock of its subsidiaries; (vi) transfer or sell assets; (vii) enter into sale and leaseback transactions; (viii) create, incur or assume liens; or (ix) enter into transactions with certain affiliates. These covenants are subject to a number of important limitations and exceptions.

The First Lien Notes Indenture also provides for certain customary events of default, including, among other things, nonpayment of principal or interest, breach of covenants, failure to pay final judgments in excess of a specified threshold, failure of a guarantee to remain in effect, failure of a security document to create an effective security interest in collateral, bankruptcy and insolvency events, and cross acceleration, which would permit the principal, premium, if any, interest and other monetary obligations on all the then outstanding First Lien Notes to be declared due and payable immediately.

The foregoing descriptions of the First Lien Notes Indenture and the First Lien Notes are qualified in their entirety by the full text of the First Lien Notes Indenture, including the form of Global Note attached thereto, which is attached as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

Emergence Warrant Agreement

On the Effective Date and pursuant to the Plan, Diamond entered into a Warrant Agreement (the “Warrant Agreement”) with Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent, which provides for the issuance of an aggregate of 7,526,894 five-year warrants with no Black Scholes protection (the “Emergence Warrants”) to purchase an aggregate of 7.00% of the New Diamond Common Shares, measured at the time of the exercise, subject to dilution by shares issuable pursuant to the Company’s management incentive plan. On the Effective Date, each holder of Existing Parent Equity Interests (as defined below) received its pro rata share of the Emergence Warrants in accordance with the terms of the Plan and the Confirmation Order.

Exercise

The Emergence Warrants are exercisable from the Effective Date until 5:00 p.m., Eastern time, on April 23, 2026, at which time all unexercised Emergence Warrants will expire and the rights of the holders of such Emergence Warrants to purchase New Diamond Common Shares will terminate. The Emergence Warrants are initially exercisable for one New Diamond Common Share per Emergence Warrant at an exercise price of $29.22 per Emergence Warrant (as may be adjusted from time to time pursuant to the Warrant Agreement, the “Exercise Price”).

Each of the Emergence Warrants is exercisable by a holder paying the applicable Exercise Price therefor in cash or on a cashless basis, at the election of the holder, upon the terms and subject to the conditions set forth in the Warrant Agreement.

Anti-Dilution Adjustments

The number of New Diamond Common Shares for which an Emergence Warrant is exercisable, and the applicable Exercise Price therefor, are subject to adjustment from time to time upon the occurrence of certain events, including stock splits, reverse stock splits, stock dividends, consolidations, combinations, reclassifications of the New Diamond Common Shares, dividends and distributions of cash, other securities or other property and certain rights offerings.

No Rights as Shareholders

Pursuant to the Warrant Agreement, no holder of Emergence Warrants shall have or exercise any rights held by holders of New Diamond Common Shares solely by virtue thereof as a holder of Emergence Warrants, including the right to vote or to receive dividends and other distributions as a holder of New Diamond Common Shares.

The foregoing descriptions of the Warrant Agreement and the Emergence Warrants are qualified in their entirety by reference to the full text of the Warrant Agreement, which is filed as Exhibit 10.3 to this Current Report and is incorporated by reference herein.

Registration Rights Agreement

On the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties who received New Diamond Common Shares under the Plan (“RRA Shareholders”). The RRA Shareholders have the right to demand that the Company file a shelf registration statement on or prior to the 60th day following the Effective Date if requested by at least one member of the Ad Hoc Group (as defined in the Plan) or on or prior to the 180th day following the Effective Date if requested by a holder of at least 1% of the New Diamond Common Shares at the time the Registration Rights Agreement is signed.

The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.5 to this Current Report and is incorporated by reference herein.

Item 1.02 - Termination of a Material Definitive Agreement

Equity Interests

On the Effective Date, all interests in the Company that existed immediately prior to the Effective Date (the “Existing Parent Equity Interests”) were cancelled, and the Reorganized Company issued or caused to be issued the New Diamond Common Shares and the Emergence Warrants in accordance with the terms of the Plan. Pursuant to the Plan, each holder of an Allowed Existing Parent Equity Interest (as defined in the Plan) received its pro rata share of the Emergence Warrants, subject to dilution by the MIP Equity Shares (as defined in the Plan). The Emergence Warrants are exercisable into 7.00% of the New Diamond Common Shares, struck at a total enterprise value implying a 100% recovery to holders of Senior Notes Claims (as defined in the Plan) on the face value of their claims as of April 26, 2020 (including accrued interest as of such date).

Debt Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Plan or as otherwise provided in the Plan, on the Effective Date, the obligations of the Debtors under the RCF Credit Agreement, the Senior Notes Indenture (each as defined in the Plan), stock certificates, book entries, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any claim or interest (except (i) such certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or interests in, the Debtors that are specifically reinstated pursuant to the Plan and (ii) all letters of credit issued by HSBC Bank USA under the RCF Credit Agreement) were released and discharged. On the Effective Date, all letters of credit issued under the RCF Credit Agreement were deemed to have been issued under, and will receive the collateral support of, the Revolving Credit Facility.

Claims Treatment Under the Plan

In accordance with the Plan, holders of claims against and interests in the Debtors received the following treatment (capitalized terms used but not defined in this section have the meanings ascribed to them in the Plan):

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Other Secured Claims. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agreed to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Other Secured Claim, at the option of the Reorganized Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), each such Holder of an Allowed Other Secured Claim received (i) payment in full in cash or (ii) such other treatment so as to render such Holder’s Allowed Other Secured Claim Unimpaired.

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Other Priority Claims. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agreed to a less favorable treatment, each Holder of an Allowed Other Priority Claim received, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Other Priority Claim, (i) payment in cash of the unpaid portion of its Allowed Other Priority Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

•

RCF Claims. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agreed to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each RCF Claim, each Holder of an Allowed RCF Claim received (A) first, its pro rata share calculated as a percentage of all Holders in such Class that elected to participate in the Revolving Credit Facility of the RCF Cash Paydown; (B) second, to the extent such Holder’s RCF Claims were not satisfied in full after the application of the RCF Cash Paydown, its Participating RCF Lender Share of up to $100 million of funded loans under the Revolving Credit Facility; and (C) third, to the extent such Holder’s RCF Claims were not satisfied in full after the application of the RCF Cash Paydown and the allocation of funded loans under the Revolving Credit Facility, a share of $200 million (less the amount of aggregate funded loans under the Revolving Credit Facility on the Effective Date) of the Term Loan Facility that was equal to the remaining unsatisfied amount of such Holder’s RCF Claims, provided that the aggregate amount of any such Holder’s shares of the amounts described in the foregoing did not exceed the amount of such Holder’s RCF Claims.

•

Senior Notes Claims. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agreed to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of such Senior Notes Claims, each Holder of an Allowed Senior Notes Claim received its pro rata share of 70.00% of the New Diamond Common Shares, subject to dilution by the Emergence Warrants and the MIP Equity Shares.

•

General Unsecured Claims. On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agreed to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such General Unsecured Claims, each Holder of an Allowed General Unsecured Claim received, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders): (i) payment in full in cash (inclusive of post-petition interest at (a) the Federal Judgment Rate, (b) any applicable contract rate solely to the extent such rate applies, or (c) such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court), on the later of (w) the Effective Date or as soon as reasonably practicable thereafter, (x) the date such Claim becomes Allowed or as soon as reasonably practicable thereafter, (y) the date such Claim comes due under applicable law or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (z) such other date as agreed between the Debtors and such Holder; (ii) Reinstatement; or (iii) such other treatment sufficient to render such Claims Unimpaired. General Unsecured Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

•

Intercompany Claims. On the Effective Date, all Intercompany Claims were adjusted, Reinstated, or discharged at the Debtors’ discretion, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders).

•

Existing Parent Equity Interests. On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Parent Equity Interest received its pro rata share of the Emergence Warrants, subject to dilution by the MIP Equity Shares.

•

Intercompany Interests. On the Effective Date, all Intercompany Interests were (i) cancelled (or otherwise eliminated) and received no distribution under the Plan or (ii) Reinstated at the Debtors’ option, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders).

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On the Effective Date, Diamond and certain of its subsidiaries, as applicable, entered into certain direct financial obligations under the Term Loan Credit Agreement, Revolving Credit Agreement and First Lien Notes Indenture. The descriptions of the Term Loan Credit Agreement, Revolving Credit Agreement and the First Lien Notes Indenture set forth in Item 1.01 of this Current Report are incorporated herein by reference.

Item 3.02 - Unregistered Sales of Equity Securities

Unregistered Sales of Equity Securities

On the Effective Date, pursuant to the Plan:

•	70,000,019 New Diamond Common Shares were transferred pro rata to holders of Senior Notes Claims in exchange for the cancellation of the Senior Notes (as defined in the Plan);

•

30,000,000 New Diamond Common Shares were transferred pro rata to holders of Senior Notes Claims in exchange for providing $114.675 million of new-money commitments to the Debtors pursuant to the Rights Offerings, the Private Placements, and the Backstop Commitments (as defined in the Backstop Agreement); and

•	7,526,894 Emergence Warrants were issued to the holders of Existing Parent Equity Interests.

As of the Effective Date, 100,000,019 New Diamond Common Shares were issued and outstanding. For further information, see the Explanatory Note and Item 1.01 of this Current Report, which are incorporated herein by reference.

Item 3.03 - Material Modifications to Rights of Security Holders

Except as otherwise provided in the Plan and related documentation, all notes, equity, agreements, instruments, certificates and other documents evidencing any claim against or interest in the Debtors (except (i) such certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or interests in, the Debtors that are specifically reinstated pursuant to the Plan and (ii) all letters of credit issued by HSBC Bank USA under the RCF Credit Agreement, which were treated as set forth in the Plan) were cancelled on the Effective Date and the obligations of the Debtors thereunder or in any way related thereto were released and discharged. The securities cancelled on the Effective Date include all of the RCF Claims (as defined in the Plan), the Senior Notes and the Existing Parent Equity Interests. For further information, see the Explanatory Note and Items 1.02 and 5.03 of this Current Report, which are incorporated herein by reference.

Item 5.01 - Changes in Control of Registrant

On the Effective Date, all of the RCF Claims, Senior Notes and Existing Parent Equity Interests were cancelled. In respect of the cancellation of the Senior Notes and pursuant to the Plan and related documentation, 100% of the New Diamond Common Shares were issued for the benefit of holders of the Senior Notes Claims and the Financing Parties. For further information, see Items 1.01, 1.02, 3.02 and 5.02 of this Current Report, which are incorporated herein by reference.

Item 5.02 - Departure of Directors; Election of Directors; Compensatory Arrangements of Certain Officers and Directors

Departure of Directors

In accordance with the Plan, Anatol Feygin, Paul G. Gaffney II, Alan H. Howard, Peter McTeague, Kenneth I. Siegel, and James S. Tisch resigned from the board of directors of the Company (the “Board”) on the Effective Date. In addition, Marc Edwards resigned from his position as Chairman of the Board, President and Chief Executive Officer of the Company. There were no known disagreements between such directors and the Company which led to their respective resignations from the Board.

Appointment of Directors

As of the Effective Date, the Board consists of the following six directors who were appointed: Neal Goldman, John Hollowell, Raj Iyer, Ane Launy, Patrick Carey Lowe, and Adam Peakes. Subject to the Company’s new Chief Executive Officer becoming the seventh director, the Board will consist of seven members. Mr. Iyer was appointed to serve as Chairman of the Board. The Board consists of three classes of directors. The directors of the Company will be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class of directors will consist, as nearly as possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors will serve for a term expiring at the first annual meeting of the stockholders following the Effective Date; the initial Class II directors will serve for a term expiring at the second annual meeting of the stockholders following the Effective Date; and the initial Class III directors will serve for a term expiring at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders of the Company beginning with the first annual meeting of stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. The current expected classes of directors are as follows:

•	Class I: Adam Peakes, Patrick Carey Lowe, John Hollowell

•	Class II: Ane Launy, Neal Goldman

•	Class III: Raj Iyer. Subject to the Company’s new Chief Executive Officer becoming the seventh director, he or she will also serve as a Class III director.

The current expected committees of the Board and directors appointed to each committee are as follows:

•	Audit Committee: Adam Peakes (Chair), Neal Goldman and Ane Launy

•	Compensation Committee: Neal Goldman (Chair), John Hollowell and Ane Launy

•	Nominating, Governance and Sustainability Committee: John Hollowell (Chair), Patrick Carey Lowe and Neal Goldman

Other than the indemnification agreement (as described below), there are no other arrangements or understandings between the directors of the Board and any other persons pursuant to which he or she was appointed as a member of the Board. None of the directors of the Board have any family relationship with any director or executive officer of Diamond. There is no relationship between any director of the Board and Diamond that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Indemnification Agreements

Our COI (as defined below) provides that we will indemnify, to the fullest extent authorized or permitted by applicable law, each of our directors and officers against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because of their status as one of our directors or officers. The Board has approved a form of indemnification agreement to be entered into with each person who serves as one of our directors or officers from time to time in order to provide for, among other things, such indemnification (subject to certain limitations) as well as the advancement of all expenses incurred by the director or executive officer in connection with a legal proceeding arising out of their service to us, in each case to the extent permitted by applicable law.

On or around the Effective Date, we entered into our standard form of indemnification agreement with each person serving as one of our directors and officers. We expect each person who joins us as a new director or officer after the Effective Date to enter into our standard form of indemnification agreement promptly after commencing service with us. The Company will also maintain reasonable directors and officer’s liability insurance covering each member of the Board and the Company’s officers.

The foregoing description of the Company’s form of indemnification agreement is qualified in its entirety by reference to the full text of Diamond’s form of indemnification agreement, which is filed as Exhibit 10.4 to this Current Report and is incorporated by reference herein.

Appointment of Interim CEO and Interim President

As of the Effective Date, Ron Woll, the Company’s Executive Vice President and Chief Operating Officer, assumed the role of Interim Chief Executive Officer and Interim President.

Long-Term Stock Incentive Plan

On April 23, 2021, the Board adopted and approved the Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards or any combination thereof to eligible participants. Stock options intended to qualify as “incentive stock options” may only be granted to employees of Diamond or its subsidiaries. Subject to adjustment, the aggregate number of shares of Company common stock that are available for issuance pursuant to awards under the 2021 Plan is 11,111,111. The shares issued pursuant to awards under the 2021 Plan will be made available from shares currently authorized but unissued or shares currently held (or subsequently acquired) by Diamond as treasury shares, including shares purchased in the open market or in private transactions.

This summary of the 2021 Plan is subject to and is qualified in its entirety by reference to the full text of the 2021 Plan, which is attached hereto as Exhibit 10.6.

Director Restricted Stock Unit Award Agreement

On April 23, 2021, Diamond entered into director restricted stock unit award agreements (each a “Director Restricted Stock Unit Award Agreement”) with each of its non-employee members of the Board, other than the Chairman of the Board, under which recipients will receive a number of restricted stock units (“RSUs”) equal to the number of shares of common stock of Diamond having a fair market value of $240,000 based on the value as of the date of grant. The RSUs vest and become non-forfeitable with respect to 30% of the RSUs on the first anniversary of the grant date and 70% of the RSUs on the second anniversary of the grant date, subject to the recipient’s continuous service or employment with Diamond and its affiliates through the applicable vesting date.

If the recipient is asked to resign as a director at the request of Diamond or Diamond fails to nominate the recipient for election as a director on the Board, then 100% of the RSUs shall immediately vest on the date of such termination. Upon a termination of service for any other reason, all outstanding and unvested RSUs shall immediately be forfeited and cancelled for zero compensation. Upon a change in control, 100% of the RSUs shall vest, subject to the recipient’s continuous service through consummation of the change in control.

Diamond shall issue and deliver to the recipient the number of shares equal to the number of vested and non-forfeitable RSUs within 30 days following the earliest to occur of (x) the fifth anniversary of the grant date, (y) a separation from service, and (z) a change in control. The recipient may elect, with respect of up to 40% of the vested and non-forfeitable RSUs, to receive cash equal to the fair market value of those RSUs instead of shares.

This summary of the Director Restricted Stock Unit Award Agreement is subject to and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.7.

Amendment to Marc Edwards’ Employment Agreement

On the Effective Date and in accordance with the Plan, the Board approved and ratified a Side Letter between the Company and Marc Edwards (the “Side Letter”) which amends Mr. Edwards’ employment agreement to provide that upon certain qualifying terminations, including a resignation during the period beginning on the Effective Date and ending on the effective date of a change in control, and subject to the execution of a release of claims, Mr. Edwards would receive severance in an amount equal to $6,000,000, payable in a lump sum, and COBRA (as defined below) benefits for 24 months. The Side Letter provides that Mr. Edwards’ non-compete and non-solicitation obligations will continue for 12 months after any termination or resignation. This summary of the Side Letter is subject to and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.8.

Severance Plan

On the Effective Date and in accordance with the Plan, the Board approved and adopted the Diamond Offshore Drilling, Inc. Severance Plan (the “Severance Plan”) providing for protection for loss of salary and benefits in the event of certain involuntary terminations of employment from the Company for eight key employees (each a “participant”) to assist the Company in retaining an intact management team.

The Severance Plan provides that if an eligible participant’s employment with the Company is terminated by the Company without “cause” (as defined in the Severance Plan) on or before August 21, 2021 or terminated due to the participant’s voluntary resignation between August 21, 2021 and September 20, 2021, the participant will be eligible to receive a lump-sum cash payment in an amount equal to the sum of the participant’s annual base salary and the participant’s annual target bonus and, subject to the participant’s election of continuation of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full cost of the participant’s COBRA premiums for twelve months from the date of the such termination.

Receipt of severance benefits are subject to the participant’s execution of a release of any claims against the Company and agreement with restrictive covenants, including non-competition and non-solicitation covenants.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Plan, which is attached hereto as Exhibit 10.9 and is incorporated by reference herein.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On the Effective Date, in accordance with the Plan, Diamond filed the Third Amended and Restated Certificate of Incorporation (the “COI”) with the Delaware Secretary of State. Also on the Effective Date, in accordance with the Plan, Diamond adopted the Second Amended and Restated Bylaws (the “Bylaws”).

Pursuant to the COI, the authorized capital stock of Diamond consists of 750,000,000 New Diamond Common Shares, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share (“New Diamond Preferred Shares”).

Each holder of New Diamond Common Shares, as such, shall be entitled to one vote for each New Diamond Common Share held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or provided in the COI, at any annual or special meeting of stockholders, the New Diamond Common Shares shall have the right to vote on all matters properly submitted to a vote of the stockholders.

Subject to the rights of any then-outstanding series of New Diamond Preferred Shares, the holders of New Diamond Common Shares may receive dividends as and if declared by the Board in accordance with applicable law. Subject to the rights and preferences of any then-outstanding series of New Diamond Preferred Shares, in the event of any liquidation, dissolution or winding up of Diamond, the funds and assets of Diamond that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding New Diamond Common Shares pro rata in accordance with the number of New Diamond Common Shares held by each such holder.

Preferred Stock

New Diamond Preferred Shares may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, if any, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board.

It is not possible to state the actual effect of the issuance of any New Diamond Preferred Shares upon the rights of New Diamond Common Shares until the Board determines the specific rights of the holders of any series of New Diamond Preferred Shares. However, these effects might include:

•	restricting dividends on the New Diamond Common Shares;

•	diluting the voting power of the New Diamond Common Shares;

•	impairing the liquidation rights of the New Diamond Common Shares; and

•	delaying or preventing a change of control of Diamond.

Anti-Takeover Provisions

Some provisions of Delaware law, the COI and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of Diamond by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the New Diamond Common Shares.

Number, Election and Removal of Directors

As of the Effective Date and subject to the Company’s new Chief Executive Officer becoming the seventh director, the Board will consist of seven members, which may be increased from time to time by resolution adopted by a majority of the Board. The directors of the Company will be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class of directors will consist, as nearly as possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors will serve for a term expiring at the first annual meeting of the stockholders following the Effective Date; the initial Class II directors will serve for a term expiring at the second annual meeting of the stockholders following the Effective Date; and the initial Class III directors will serve for a term expiring at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders of the Company beginning with the first annual meeting of stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Subject to the rights of any then-outstanding series of New Diamond Preferred Shares, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote in the election of directors.

Calling of Special Meeting of Stockholders

The COI provides that special meetings of stockholders may be called only by or at the direction of the majority of the Board, the Chairperson of the Board or the Chief Executive Officer or President of Diamond. Stockholders of Diamond do not have the right to call special meetings.

Amendments to the Bylaws

The Bylaws may be altered, amended or repealed by the Board. The Bylaws may also be altered, amended or repealed by the affirmative vote of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of Diamond entitled to vote generally in the election of directors.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals relating to an annual meeting must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the date of the one-year anniversary of the immediately preceding annual meeting of stockholders. The Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. The Bylaws also describe certain criteria for when stockholder-requested meetings need not be held.

Newly Created Directorships and Vacancies on the Board

Subject to the rights of any then-outstanding series of New Diamond Preferred Shares, any vacancies on the Board or newly created directorships resulting from any increase in the number of directors will be filled by the vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more then-outstanding series of New Diamond Preferred Shares), and will not be filled by the stockholders.

Authorized but Unissued Shares

Under Delaware law, Diamond’s authorized but unissued New Diamond Common Shares are available for future issuance without stockholder approval. Diamond may use these additional New Diamond Common Shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued New Diamond Common Shares could render more difficult or discourage an attempt to obtain control of Diamond by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The COI provides that, unless Diamond consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Diamond, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Diamond to Diamond or to Diamond’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Bylaws or the COI (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Diamond or any current or former director, officer or stockholder governed by the internal affairs doctrine.

The COI provides that, unless Diamond consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for any action brought under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This summary is qualified in its entirety by reference to the full text of the COI and the Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated by reference herein.

Forward-Looking Statements

Certain statements in this report and the exhibits attached hereto are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act, and Section 21E of the Exchange Act. In addition, Company representatives may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “anticipate,” believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “should,” “seek” and similar expressions. Forward-looking statements reflect the Company’s current expectations and assumptions regarding its business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and the Company’s current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in the Risk Factors section of the Company’s filings with the SEC. While management believes the Company’s assumptions are reasonable, the Company cautions against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for management to anticipate all factors that could affect the Company’s actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effects of the Chapter 11 Cases on the Company’s liquidity or results of operations or business prospects, the effects of the Chapter 11 Cases on the Company’s business and the interests of various constituents, the trading price and volatility of the Company’s common stock, the impact of the 2019 novel coronavirus (COVID-19) pandemic and efforts to mitigate the spread and the other factors listed in the Company’s SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by the Company and Company representatives speak only as of the date on which they are made. Factors or events that could cause actual results to differ may emerge from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

2.1*	Second Amended Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates (incorporated by reference to Exhibit 1 of the Confirmation Order attached as Exhibit 99.1 to Diamond Offshore Drilling, Inc.’s Current Report on Form 8-K filed on April 14, 2021).

3.1	Third Amended and Restated Certificate of Incorporation of Diamond Offshore Drilling, Inc.

3.2	Second Amended and Restated Bylaws of Diamond Offshore Drilling, Inc.

4.1	Indenture, dated as of April 23, 2021, among Diamond Foreign Asset Company, Diamond Finance, LLC, the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee, and Wells Fargo Bank, National Association, as collateral agent (including the form of Global Note attached thereto).

10.1	Senior Secured Term Loan Credit Agreement, dated as of April 23, 2021, by and among Diamond Offshore Drilling, Inc., Diamond Foreign Asset Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, Wells Fargo Securities, LLC, Barclays Bank PLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., and Truist Bank, as joint lead arrangers and joint bookrunners.

10.2	Senior Secured Revolving Credit Agreement, dated as of April 23, 2021, by and among Diamond Offshore Drilling, Inc., Diamond Foreign Asset Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent and issuing lender, Wells Fargo Securities, LLC, Barclays Bank PLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., and Truist Bank, as joint lead arrangers and joint bookrunners.

10.3	Warrant Agreement, dated as of April 23, 2021, by and among Diamond Offshore Drilling, Inc., Computershare, Inc. and Computershare Trust Company, N.A.

10.4	Form of Indemnification Agreement of Diamond Offshore Drilling, Inc.

10.5	Registration Rights Agreement, dated as of April 23, 2021, by and among Diamond Offshore Drilling, Inc. and the holders party thereto.

10.6	Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan.

10.7	Form of Director Restricted Stock Unit Award Agreement.

10.8	Side Letter between Diamond Offshore Drilling, Inc. and Marc Edwards.

10.9	Diamond Offshore Drilling, Inc. Severance Plan.

99.1*	Confirmation Order of the United States Bankruptcy Court for the Southern District of Texas, dated April 8, 2021 (incorporated by reference to Exhibit 99.1 to Diamond Offshore Drilling, Inc.’s Current Report on Form 8-K filed on April 14, 2021).

99.2	Notice of Effective Date.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND OFFSHORE DRILLING, INC.

Date: April 29, 2021	By:	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Senior Vice President, General Counsel and Secretary